EXHIBIT 99.2

November 3rd, 2022
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q3 2022 Earnings Call

Jalene Hoover
Vice President, Investor Relations, GoPro, Inc.

Enclosed is GoPro’s third quarter 2022 earnings report. Following this brief introduction is management commentary from GoPro’s CEO, Nicholas Woodman, and CFO and COO, Brian McGee. This commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today, including but not limited to uncertainty related to the duration and impact of the COVID-19 pandemic and the war in Ukraine. This means that results could change at any time. Our commentary about our business results and outlook is based on the information available as of today’s date, and we do not undertake any obligation to update these statements as a result of new information or future events. To better understand the risks and uncertainties that could cause actual results to differ from our commentary, we refer you to our most recent annual report on Form 10-K for the year ended December 31, 2021, which is on file with the Securities and Exchange Commission (“SEC”) and as updated in future filings with the SEC including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss, EBITDA as well as basic and diluted net profit and loss per share in accordance with GAAP and on a non-GAAP basis. We believe that non-GAAP information is useful because it can enhance the understanding of our ongoing economic performance. We use non-GAAP reporting internally to evaluate and manage our operations, and we choose to provide this information to enable investors to perform comparisons of operating results in a manner similar to how we analyze our own operating results. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, which is posted on the investor relations section of our website.

In addition to the earnings press release, we have posted slides containing detailed financial data and metrics for the third quarter of 2022. These slides, as well as a link to today’s live webcast and a replay of this conference call are posted on the investor relations section of GoPro’s website for your reference. Unless otherwise noted, all income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

In Q3’22 GoPro delivered revenue of $305 million at the high end of guidance and cash flow from operations of $41 million. GAAP EPS was $0.10 and non-GAAP EPS was $0.19.

Like many companies, GoPro’s results for the quarter were impacted by a stronger U.S. dollar. On a constant currency basis, Q3 revenue would have been approximately $18 million higher year-over-year, or up 2%, gross margin over 40% versus 38% actual results and EBITDA to revenue approximately 16% versus 12% actual results. Considering the global Fx and macroeconomic challenges, we’re pleased with our Q3’22 results.

Q3 was an exciting period of new product launches and milestones:

•We introduced our new HERO11 lineup of cameras
•We launched an enhanced cloud experience that automatically sends highlight videos to subscribers
•We surpassed two million GoPro subscribers and are positioned to generate more than $100 million in annual recurring revenue with gross margin between 70% and 80%

GoPro subscription continues to drive value for our customers while serving as a powerful financial engine for our business. At the end of Q3, GoPro subscribers and subscription and service revenue grew respectively by 55% and 48% year-over-year to 2.1 million and $21 million, which positively contributes to gross margin and our bottom line.

Subscriber growth is coming from multiple sources, including customers who purchase at GoPro.com as well as those who purchase their cameras at retail. GoPro.com customers have consistently subscribed at a rate of approximately 95%. An important area of focus for us has been to improve the attach rate of retail customers who later subscribe via our app. In Q3, we successfully grew the attach rate of this cohort approximately 50% year-over-year, to between 35% and 40%.

September was an exciting time as we announced three new industry-defining cameras: HERO11 Black, HERO11 Black Creator Edition and HERO11 Mini. All three cameras feature:

•A new, larger sensor that enables enhanced video stabilization and new aspect ratios optimized for today’s leading social platforms
•Professional quality 10-bit color

•The highest resolution, highest level of video stabilization and widest field of view ever featured natively in a HERO camera
•Simplified “Easy Mode” option to make each camera easier to use for beginner and casual users

HERO11 Black

Featuring GoPro’s market-leading HERO camera design, durability, and performance, HERO11 Black is the ideal ‘go anywhere / capture anything’ camera for professionals and enthusiasts that demand maximum image quality, versatility and control. HERO11 Black is available in stores for $499.99 MSRP and for a reduced price of $399.99 for GoPro subscribers who purchase at GoPro.com.

HERO11 Black Creator Edition

HERO11 Black Creator Edition is an all-in-one content capturing powerhouse. Whether you’re vlogging, live streaming, filmmaking or just out capturing your daily adventures – HERO11 Black Creator Edition is like having “Hollywood in your hand” in terms of performance and creative capability. HERO11 Black Creator Edition builds on the performance of HERO11 Black with a long-lasting battery grip that delivers over four hours of 4K recording per charge, a directional microphone for enhanced audio, an external mic input, an HDMI port for external displays, a high-output LED light and two cold shoe mounts for additional accessories. HERO11 Black Creator Edition is available in stores for $699.99 MSRP and for a reduced price of $579.99 for GoPro subscribers who purchase at GoPro.com

HERO11 Black Mini

HERO11 Black Mini is a smaller, lighter, simpler version of HERO11 Black featuring all the performance of its larger sibling. HERO11 Black Mini’s smaller size and simple design makes it the perfect choice for people who want maximum simplicity without sacrificing performance or quality. Mini’s compact, simplified design also makes it the ideal GoPro for sports-minded customers looking for the simplest way to capture immersive footage during their favorite activities. HERO11 Black Mini is available for pre-order at GoPro.com for $399.99 MSRP and for a reduced price of $299.99 for GoPro subscribers. Shipments to GoPro.com customers will begin the week of November 7 and retail availability of Mini will begin the week of November 14.

In addition to new creative capture features like light painting, star trails and vehicle light trails, all of which have proven to be a hit with our customers, all three cameras also take advantage of our new, hugely convenient automatic highlight video feature. While the camera is charging (HERO5 or newer), a GoPro subscriber’s footage uploads automatically to their GoPro cloud account and a highlight video is automatically created for them. This is a major step forward in automating the GoPro experience and meeting our customers’ expectations for convenience. Now that this automated upload-to-video edit feature is live, we’re excited to continue advancing what we believe is an important engagement and TAM expanding experience.

We believe Digital Trends summed up our 2022 fall launch well:

“Over the last few years, GoPro has mastered the art of evolving its cameras year after year with meaningful upgrades. It’s done this by creating what is very close to the perfect exterior housing, allowing GoPro to focus its efforts on maximizing the performance of sensors, processing hardware, and software updates… Add on top of that the impressive value of GoPro’s subscription service, and you have not just a great camera, but an ecosystem that videographers can trust and rely on.”

While we love the recognition, we’re even more excited about what’s on tap for 2023, including a sync’d mobile, cloud and desktop software experience that we believe will drive additional subscriber engagement and enable us to offer a new, higher-priced subscription tier for those looking for even more from GoPro.

GoPro’s ongoing execution is thanks entirely to our talented and passionate employees. Supporting our employees has long been a priority at GoPro and I’m happy to report that this focus is yielding impressive results in the form of record-high employee engagement scores for the Company. Employee engagement is a clear sign of employee satisfaction and enthusiasm, and we are thrilled that our scores are well above our industry benchmark.

We believe our efforts to be a better global corporate citizen are contributing to our high employee engagement. In the coming weeks, we will publish our inaugural sustainability report which shares our progress toward inclusivity, environmental impact reductions, and governance best practices. This report will be available in the corporate social responsibility page of our website.

GoPro’s resilience during these challenging macroeconomic times is testament to the meaningful role GoPro plays in peoples’ lives – helping them capture and share experiences that would otherwise be impossible to document. We believe we’re advancing our global relevance as a digital imaging solutions company that serves the world’s most active and creative people.

Looking ahead to 2023, we plan to invest in people, technology and innovation that yield leading-edge products and services with an emphasis on subscription value creation and growth. While we anticipate continued macroeconomic headwinds in 2023 and potentially beyond, we are confident in our ability to operate GoPro as a profitable company and to strategically position the company for when the global economy improves and currency exchange rates normalize.

Our business is strong. Our products are market leading. And we feel well positioned for the future.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

GoPro continues to drive solid operating and financial results. In Q3’22, revenue was at the high end of guidance at $305 million, with subscription and service revenue growing 48% year-over-year to over $21 million. Third quarter 2022 GAAP EPS was $0.10 and non-GAAP EPS was $0.19.

Despite our strong third quarter performance, the strengthening U.S. dollar continued to unfavorably impact third quarter revenue and profitability on a year-over-year basis, as summarized below. We offset some of these impacts through operating expense savings to preserve profitability and cash, as well as to deliver non-GAAP EPS at the high end of guidance for the quarter.

Actual Q3’22 results compared to guidance for the same period follows:

Third Quarter 2022 Results and Prior Guidance

	Q3’22 Results		Q3’22 Guidance
Revenue	$305	M	$300M +/- $5M
Unit sell-through	~700ku		700k +/- 25ku
Street ASP	$383		~$400
Gross margin	38.2%		39.0% +/- 50bps
Non-GAAP earnings per share	$0.19		$0.17 +/- $0.02

CCB = Constant Currency Basis	Actual				CCB
	Q322	Q321	Q322vs21		Q322	Q322vs21
Revenue	$305	$317	(3.6)%		$323	2.0%
Gross Profit $	116	139	(16.0)%		134	(3.2)%
Gross Profit %	38.2%	43.8%	(560)	bps	41.6%	(220)	bps
Adj. EBITDA as % Revenue	11.5%	19.1%	(760)	bps	16.4%	(270)	bps
Street ASP	$383	$381	0.6%		$405	6.4%

Notable third quarter performance highlights follow, with year-over-year compares to Q3’21:
•Revenue was $305 million, down 4% on a dollar basis, or up 2% in constant currency, over the prior year
•Direct-to-consumer (DTC) revenue grew 4% year-over-year to $99 million, or 32% of revenue. In constant currency, DTC revenue grew 14% year-over-year.
•Sequentially, revenue grew across all geographies led by Asia Pacific, which also delivered year-over-year revenue growth
•Camera sell-through was approximately 700,000 units
•Street ASP was $383, up slightly from $381 in Q3’21 and in constant currency grew 6%

•Subscription and service revenue grew 48% year-over-year to $21 million
•GoPro subscribers grew 55% year-over-year to approximately 2.1 million
•Quik subscribers grew 68% year-over-year to 282,000
•Gross margin was 38.2%, or 41.6% in constant currency
•GAAP EPS was $0.10
•Non-GAAP EPS was $0.19
•Adjusted EBITDA was $35 million, or 12% of revenue, and in constant currency it was 16% of revenue
•Repurchased approximately $10 million of GoPro stock ($32 million cumulatively through Q3’22 YTD) under the current $100 million buy-back authorization
•Cash flow from operations was $41 million

We ended Q3’22 with $349 million in cash, cash equivalents and marketable securities (collectively “Cash”), up $26 million sequentially including $10 million in share buy-backs. Third quarter Cash net of debt was $205 million, nearly doubling from $110 million in Q3’21.

Beginning January 2021, we had approximately $704 million in Federal net operating losses (NOLs), which we expect to use to minimize paid taxes for the next several years. Since January 2021, we have utilized nearly $230 million in NOLs including an estimated $170 million in Federal NOLs in 2022. This translates into expected utilization of roughly 25% of our NOLs in 2022.

A decline in camera unit sell-in of 4% on a year-over-year basis, primarily due to eliminating low-end cameras from our line-up, has positively impacted our ASPs. In Q3’22, cameras with suggested retail prices of $400 and above made up 87% of our camera revenue, nearly flat from 88% of revenue in Q3’21, primarily due to the strong U.S. dollar.

Q3’22 demand as measured via sell-through met our expectations of approximately 700,000 units, down 10% year-over-year. If we narrow the lens on our Q3’22 sell-through to the $300 and above price point, our year-over-year unit sell-through was down approximately 2%. As anticipated, channel inventory increased to above 700,000 units reflecting channel load-in of new products. We expect to exit the year with channel inventory in the mid-600,000 units, which we believe is the right level and consistent with prior years.

Street ASP is defined as total reported revenue divided by camera units shipped. Our Q3’22 Street ASP was $383, up 1% year-over-year. On a constant currency basis, Q3’22 Street ASP would have been approximately $405, or up 6% year-over-year.

Looking at revenue by geography, all regions delivered sequential growth, with Asia Pacific up 53%, Europe up 19% and the Americas up 10%. We are especially pleased to see continued growth in Europe as well as accelerated growth in Asia Pacific. Third quarter year-over-year, Asia Pacific grew 22%, Europe grew 14%, and the Americas declined 13% on a constant currency basis.

Revenue from retail and direct-to-consumer (DTC) channels in the third quarter was $206 million and $99 million, respectively, representing a year-over-year decline of 7% and growth of 4%, respectively. On a constant currency basis, third quarter retail revenue declined 3%, while DTC revenue grew 14% year-over-year.

On a percentage basis, third quarter 2022 DTC revenue was 32% of revenue, up from 30% in Q3’21, with the increase due to growth in subscription and service revenue. As a reminder, direct-to-consumer revenue is primarily transacted in local currency and includes all revenue generated from GoPro.com including camera, accessory, and subscription and service revenue.

As Nick referenced, we have several initiatives under way that we expect will drive continued engagement and growth in subscriptions. Subscription and services are integral to our strategy and represent our fastest growing and most profitable revenue stream, generating 70-80% gross margin. Third quarter subscription and service revenue grew to $21 million, or 7% of revenue, up 48% year-over-year.

GoPro subscriber count increased 55% year-over-year to approximately 2.1 million, with year-over-year subscriber storage doubling. New subscriber attach rates on GoPro.com held in the mid-90%s. A positive development in the quarter was retail attach rates which improved to between 35% and 40%, up approximately 50% from the mid-20%s in the year ago quarter. We see additional runway for growth and are pursuing further strategies to increase retail attach and improve overall subscriber retention. Our retention rate for annual subscribers has continued to improve and was up more than 5% over this time last year.

Our Quik mobile subscription also continues to do well with subscribers growing more than 68% year-over-year, to 282,000 in Q3’22, up from 168,000 in Q3’21.

Third quarter 2022 gross margin of 38.2% was slightly below our guidance range entirely due to the strong U.S. dollar. On a constant currency basis, Q3’22 gross margin would have been approximately 41.6%. Gross margin was 43.8% in Q3’21.

Third quarter operating expenses increased 4% year-over-year, to $83 million, largely due to increases in marketing and advertising expenses. We also added headcount in development to support our roadmap.

Our balance sheet is healthy, and through effective management we tightened-up key balance sheet metrics. In particular, days’ sales outstanding was 25 days, down from 28 days in Q3’21. And, we have managed supply chain and maintained inventory at 73 days.

Looking ahead, we anticipate continued impact from key macro dynamics on our business, which we’ve contemplated in our fourth quarter and full year guidance:

•We expect the U.S. dollar to remain at current levels relative to the Australian dollar, British pound, Euro, and Japanese yen. Our 2022 outlook reflects anticipated Fx impact to revenue, margin and earnings of more than $55 million compared to 2021, up more than $20 million since our August earnings call. We have assumed the following exchange rates for Q4’22 and 2023:

AUD	0.6333
EURO	0.9782
GPB	1.1206
JPY	147.0

•Inflation, rising interest rates and other macroeconomic issues may broadly impact demand as well as competition for share of wallet.

•As has been widely reported, Big Box retailers have actively reduced their inventories along with weeks of supply. Year-over-year, U.S. Big Box retailers reduced on hand inventory nearly 25% and weeks of inventory reduced to approximately 8 weeks.

Fourth quarter has historically been our strongest quarter and we expect it to remain so. However, we’re navigating some unique dynamics this year, which we’ve also considered in our guidance:

•Unlike last year when retailers struggled to secure inventory, many have an abundance of merchandise resulting in reductions in “open to buy dollars”
•Consumers are prioritizing living expenses and experiences over things while also paying more for food, housing, health care and other items as inflation hovers around a four-decade high
•As a result, retailers are accelerating and increasing their promotional activities to reduce inventory (e.g., Black Friday deals being announced weeks in advance)

Fourth Quarter 2022 Guidance

Q4'22 Guidance
Revenue	$325M +/- $40M
Unit sell-through	~950ku
Street ASP	~$370
Gross margin	35.0% +/- 50bps
Non-GAAP earnings per share	$0.09 +/- $0.06

CCB = Constant Currency Basis	A = Actual, e = Estimated*				CCB
	Q422e	Q421A	Q422vs21e		Q422e	Q422vs21e
Revenue	$325	$391	(16.9)%		$351	(10.3)%
Gross Profit $	114	162	(29.6)%		140	(13.5)%
Gross Profit %	35.0%	41.3%	(630)	bps	39.8%	(150)	bps
Adj. EBITDA as % Revenue	6.5%	18.3%	(1,180)	bps	13.4%	(490)	bps
Street ASP	$370	$379	(2.3)%		$400	5.5%
* Estimated based on the midpoint of guidance

For fourth quarter 2022, we expect to deliver revenue of approximately $325 million, down 17% year-over-year based on the midpoint of guidance, or down approximately 10% in constant currency. We estimate fourth quarter Street ASP to decline 2% to $370, or increase approximately 6% in constant currency. We anticipate Q4’22 unit sell-through to be approximately 950,000 units, or down 3% year-over-year. On a positive note, October sell through tracked to our expectations.

We continue to effectively manage the supply chain, with fourth quarter 2022 and first quarter 2023 inventory secured.

We expect fourth quarter gross margin to be 35% at the midpoint of guidance, or approximately 40% in constant currency, and down from 41.3% in the prior year quarter. The year-over-year decline in gross margin percentage is primarily related to a strengthening U.S. dollar, followed by component price increases and product mix.

We expect to deliver EPS of $0.09 at the mid-point of guidance, down from $0.41 in Q4’21.

We expect shares outstanding to decline slightly to approximately 170 million shares in the fourth quarter based on our current stock price.

Full Year 2022 Guidance

FY 2022 Guidance
Revenue	$1,100M +/- $40M
Unit sell-through	~2.9mu
Street ASP	~$390
Gross margin	~38.0%
Non-GAAP net income per share	$0.45 +/- $0.07

CCB = Constant Currency Basis	A = Actual, e = Estimated*				CCB
	FY22e	FY21A	FY22vs21e		FY22e	FY22vs21e
Revenue	$1,100	$1,161	(5.3)%		$1,156	(0.5)%
Gross Profit $	418	480	(13.0)%		474	(1.4)%
Gross Profit %	38.0%	41.4%	(340)	bps	41.0%	(40)	bps
Adj. EBITDA as % Revenue	8.5%	14.5%	(600)	bps	12.9%	(160)	bps
Street ASP	$390	$369	5.6%		$410	11.0%
* Estimated based on the midpoint of guidance

For full year 2022, we expect to sell-in between 2.75 million and 2.95 million units, which is down from our prior guidance of approximately 3.0 million units, as well as down 10% year-over-year due to the current macroeconomic environment. We expect 2022 ASPs to increase 6% over 2021, or approximately 11% growth in constant currency.

We anticipate 2022 DTC revenue mix to increase from 34% in 2021 to the mid-30%s range.

We expect GoPro subscribers to grow 40% annually, ending at 2.2 million, and translating into approximately $83 million in subscription and service revenue for full year 2022 and annual recurring revenue of more than $100 million, at 70-80% gross margin.

We expect to deliver full year 2022 gross margin of approximately 38%, below our target range of 40% to 43%, primarily due to a strengthening U.S. dollar. In constant currency, we estimate FY2022 margin would be 41%, or down 40 bps year-over-year.

We continue to actively review our operating expenses for opportunities to reprioritize spending, with our current estimate for 2022 between $332 million and $336 million, up slightly from prior guidance in our second quarter 2022 earnings call due to the timing of R&D investments, marketing and employee expenses. To execute on planned product roadmap launches we will continue to invest in product innovation in hardware, software and the cloud experience, as well as in targeted marketing, while continuing to drive efficiencies throughout our business.

We expect our GAAP effective tax rate in 2022 and 2023 to be approximately 20% and 25%, respectively. Non-GAAP tax expense is primarily related to actual cash tax paid as we utilize our U.S. NOLs and other tax attributes to offset tax expenses. We expect non-GAAP tax expense to remain low at approximately $1.6 million in 2022 and in 2023.

We expect the above factors to result in 2022 EBITDA of approximately $95 million, at the mid-point of guidance, down from $168 million in 2021, with more than $55 million of the decline attributed to Fx.

Shifting to the balance sheet, we expect to exit 2022 with cash of approximately $400 million, which contemplates continued share repurchases under our existing program. We expect free cash flow for 2022 to be approximately equal to our expected EBITDA.

As Nick mentioned, looking ahead into 2023, we will manage the business with the following priorities:

•Laser-focus on remaining cash flow positive
•Laser-focus on subscription growth and retention
•Develop leading-edge technologies and innovative products
•Grow our global TAM
•Manage appropriate levels of channel and owned inventory

A few high-level thoughts regarding 2023:
•A strong USD at current levels (or worse) will continue to pressure revenue growth, margins and profitability
•We expect the macroeconomic environment to remain challenged through 2023 including the possibility of a recession leading to continued cautious consumer spending
•We will continue to invest in technology and innovation to add complimentary technologies to our portfolio that increase TAM and are accretive to our core business
•We expect unit volumes to be nominally below 2022 levels

While challenging in the present, currencies and the macroeconomic environment will improve over time. We are the market leader with a highly effective business model which we believe will once again generate impressive earnings once macroeconomic conditions improve and currency exchange rates normalize. We expect to be profitable in 2023 while continuing to drive operating cash flow. We have the balance sheet strength to navigate the current economic environment and believe we will emerge an even stronger GoPro in the future as our business fundamentals are sound.